Exhibit 8.4

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

April 3, 2006

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

Ladies and Gentlemen:

We have acted as special counsel to Duke Energy Corporation, a North Carolina corporation (“Duke Energy”), in connection with (i) the Duke Reorganization, as defined and described in the Agreement and Plan of Merger, dated as of May 8, 2005 (the “Merger Agreement”), by and among Duke Energy, Cinergy Corp., a Delaware corporation (“Cinergy”), Deer Holding Corp., a Delaware corporation and a wholly-owned subsidiary of Duke Energy (“Duke Holding”), Deer Acquisition Corp., a North Carolina corporation and a wholly-owned subsidiary of Duke Holding (“Merger Sub”), and Cougar Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Duke Holding, and (ii) the preparation and filing of the registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, on February 2, 2006, as amended, which includes the proxy statement of Cinergy and Duke Energy and the prospectus of Duke Holding (the “Joint Proxy Statement/Prospectus”). At your request and pursuant to Section 6.03(c) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Duke Reorganization. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Duke Reorganization will be consummated in

Duke Energy Corporation

April 3, 2006

accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Duke Energy, Duke Holding, Merger Sub, and Cinergy, including representations and covenants made to us by Duke Energy, Duke Holding, Merger Sub, and Cinergy in the officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

Our opinion is based on the Code, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Subject to the assumptions set forth above, in our opinion the Duke Reorganization will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion set forth above does not address all of the United States federal income tax consequences of the Duke Reorganization. Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to the United States federal, state, local, foreign, or other tax consequences.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Duke Energy Corporation

April 3, 2006

This opinion has been prepared for you in connection with the Duke Reorganization, as described in the Merger Agreement and the Joint Proxy Statement/Prospectus. It may not be relied upon by anyone else without our prior written consent.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP